CALCULATION OF REGISTRATION FEE

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223299

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.050% Senior Notes due 2022	$1,000,000,000	$129,800
2.400% Senior Notes due 2025	$750,000,000	$97,350
2.800% Senior Notes due 2027	$500,000,000	$64,900
2.950% Senior Notes due 2030	$750,000,000	$97,350
Total	$3,000,000,000	$389,400

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 28, 2018)

$3,000,000,000

V. F. Corporation

$1,000,000,000 2.050% Senior Notes due 2022

$750,000,000 2.400% Senior Notes due 2025

$500,000,000 2.800% Senior Notes due 2027

$750,000,000 2.950% Senior Notes due 2030

We are offering $1,000,000,000 aggregate principal amount of our 2.050% Senior Notes due 2022 (the “2022 Notes”), $750,000,000 aggregate principal amount of our 2.400% Senior Notes due 2025 (the “2025 Notes”), $500,000,000 aggregate principal amount of our 2.800% Senior Notes due 2027 (the “2027 Notes”) and $750,000,000 aggregate principal amount of our 2.950% Senior Notes due 2030 (the “2030 Notes” and, together with the 2022 Notes, 2025 Notes and 2027 Notes, the “Notes”). We will pay interest semi-annually in arrears on the Notes on April 23 and October 23 of each year, commencing October 23, 2020.

We may redeem the Notes of each series at our option prior to maturity, at any time in whole or from time to time in part, at the applicable redemption prices described in “Description of the Notes—Optional Redemption.” In addition, if we experience a Change of Control Repurchase Event (as defined herein), we may be required to purchase the Notes from holders. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

The Notes will be our general unsecured senior obligations and will rank equally with all of our existing and future senior debt, and will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing such secured debt. In addition, the Notes will be structurally subordinated to all of the liabilities of our subsidiaries to the extent of the assets of those subsidiaries, none of which will guarantee the Notes.

The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the Notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended March 30, 2019, and in the “Risk Factors” section beginning on page S-12 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount(2)	Proceeds, before expenses, to Us(1)
Per 2022 Note	99.982%	0.250%	99.732%
2022 Notes Total	$999,820,000	$2,500,000	$997,320,000
Per 2025 Note	99.827%	0.600%	99.227%
2025 Notes Total	$748,702,500	$4,500,000	$744,202,500
Per 2027 Note	99.836%	0.625%	99.211%
2027 Notes Total	$499,180,000	$3,125,000	$496,055,000
Per 2030 Note	99.785%	0.650%	99.135%
2030 Notes Total	$748,387,500	$4,875,000	$743,512,500

(1)	Plus accrued interest from April 23, 2020, if settlement occurs after that date.
(2)	See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about April 23, 2020.

Joint Book-Running Managers

Barclays	BofA Securities	J.P. Morgan	Morgan Stanley

HSBC	ING	US Bancorp	Wells Fargo Securities

Senior Co-Managers

Citigroup	Credit Suisse	Goldman Sachs & Co. LLC

PNC Capital Markets LLC	SunTrust Robinson Humphrey	TD Securities

Co-Managers

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Santander	UniCredit Capital Markets

The date of this prospectus supplement is April 21, 2020.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are accurate as of any date other than the date of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

Market data and certain industry forecasts used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein were obtained from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, estimates and market research, while believed to be reliable, have not been independently verified, and we do not make any representation as to the accuracy of such information.

The Notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of Notes. The second part is the accompanying prospectus dated February 28, 2018, which is part of our registration statement on Form S-3, which provides more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement and any related free writing prospectus may add to, update or change the information in the accompanying prospectus or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or incorporated by reference in this prospectus supplement is inconsistent with information in the accompanying prospectus or incorporated by reference in the accompanying prospectus, this prospectus supplement and the information incorporated by reference in this prospectus supplement and any related free writing prospectus will apply and will supersede that information in the accompanying prospectus or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any related free writing prospectus is accurate as of any time subsequent to the date of such information.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries. With respect to the discussion of the terms of the Notes on the cover page, in the section entitled “Prospectus Supplement Summary—The Offering” and in the section entitled “Description of the Notes,” the words “VF,” “the Company,” “we,” “us” and “our” refer only to V.F. Corporation and not to any of its subsidiaries.

BASIS OF PRESENTATION

Fiscal Periods

VF uses a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. VF previously used a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes in this prospectus supplement, all references to amounts as of, or periods ended, March 2020, December 2019, December 2018, March 2019, December 2017 and December 2016 relate to amounts as of, and the nine-month fiscal periods ended December 28, 2019 and December 29, 2018, and the 52-week fiscal periods ended March 28, 2020 (“Fiscal 2020”), March 30, 2019 (“Fiscal 2019”), December 30, 2017 (“Fiscal 2017”) and December 31, 2016 (“Fiscal 2016”), respectively. All references to amounts as of, or the period ended, March 2018 relate to amounts as of, and the 13-week transition period ended March 31, 2018.

S-iii

Discontinued Operations

On May 22, 2019, VF completed its previously announced separation of its Jeanswear organization and VF Outlet™ businesses, which was accomplished by the distribution of one hundred percent (100%) of the outstanding common stock of Kontoor Brands, Inc. (“Kontoor Brands”) to VF stockholders as of the close of business on May 10, 2019, the record date for the distribution (the “Distribution”). On May 29, 2019, we filed a Current Report on Form 8-K, providing unaudited pro forma condensed consolidated statements of income for the year ended March 30, 2019, for the three months ended March 31, 2018, and for the years ended December 30, 2017 and December 31, 2016 which reflect the results of operations as if the Distribution had occurred on January 1, 2016 and the related cash was transferred by Kontoor Brands on April 1, 2018.

During the quarter ended June 29, 2019, we began to separately report the results of the Jeanswear organization and VF Outlet™ businesses as discontinued operations in our consolidated statements of income, and to present the related assets and liabilities as assets and liabilities of discontinued operations in the consolidated balance sheets. These changes have been applied with respect to our historical financial data as of March 2020, December 2019, December 2018 and March 2019 and for the nine-month periods ended December 2019 and December 2018 included in this prospectus supplement, and for all periods presented in our Quarterly Report on Form 10-Q for the quarters ended December 28, 2019, September 28, 2019 and June 29, 2019, incorporated by reference in this prospectus supplement. See Note 5 to our unaudited consolidated financial statements in our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2019, September 28, 2019 and June 29, 2019, incorporated by reference in this prospectus supplement, for more information. Historical financial data for other periods included or incorporated by reference in this prospectus supplement and the accompanying prospectus have not been restated to reflect this classification.

Occupational Workwear Business

On January 21, 2020, VF announced that it is considering the divestiture of the Occupational Workwear business. VF intends to proceed with the divestiture and is actively engaged with prospective buyers. As a result, it is expected that the Occupational Workwear business will meet the held-for-sale and discontinued operations accounting criteria. Accordingly, VF will begin reporting the assets and liabilities associated with the Occupational Workwear business as assets and liabilities of discontinued operations in VF’s consolidated balance sheets, and the results of operations and cash flows of the Occupational Workwear business will be reported as discontinued operations in the consolidated statements of income and consolidated statements of cash flows, respectively. These changes will be applied for all periods presented in VF’s consolidated financial statements as of and for the year ended March 28, 2020. Unless otherwise stated or apparent from context, this prospectus supplement and the documents incorporated by reference in this prospectus supplement do not give effect to the reporting of our Occupational Workwear business as discontinued operations. See “Prospectus Supplement Summary—Recent Developments” below for additional information regarding our planned Occupational Workwear business divestiture and financial impacts related thereto as of and for the year and quarter ended March 28, 2020.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge from the SEC’s website (http://www.sec.gov) and on VF’s website at http://www.vfc.com. The contents on, or accessible through, our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement or the accompanying prospectus. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

S-iv

This prospectus supplement and the accompanying prospectus are part of an automatically effective registration statement on Form S-3 filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed with the SEC, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (other than any portion of such filings that are furnished under applicable SEC rules rather than filed, except as explicitly set forth below):

(a) Annual Report on Form 10-K for the year ended March  30, 2019;

(b) Quarterly Report on Form 10-Q for the quarterly period ended June  29, 2019;

(c) Quarterly Report on Form 10-Q for the quarterly period ended September  28, 2019;

(d) Quarterly Report on Form 10-Q for the quarterly period ended December  28, 2019;

(e) Annual Proxy Statement filed on June 6, 2019 (but only those portions of our Annual Proxy Statement that are incorporated by reference into Part  III of our Annual Report on Form 10-K for the year ended March 30, 2019);

(f) Current Report on Form 8-K filed on April  24, 2019;

(g) Current Report on Form 8-K filed on April  30, 2019;

(h) Current Report on Form 8-K filed on May  23, 2019;

(i) Current Report on Form 8-K filed on May  29, 2019;

(j) Current Report on Form 8-K filed on July  17, 2019;

(k) Current Report on Form 8-K filed on February  3, 2020;

(l) Current Report on Form 8-K furnished on February  7, 2020;

(m) Current Report on Form 8-K filed on February  25, 2020;

(n) Current Report on Form 8-K filed on March  16, 2020;

(o) Current Report on Form 8-K filed on March  23, 2020;

(p) Current Report on Form 8-K filed on April  7, 2020; and

(q) Current Report on Form 8-K filed on April 21, 2020.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

S-v

Copies of these reports may also be obtained free of charge upon written request to the Secretary of V.F. Corporation, 8505 E. Orchard Road, Greenwood Village, Colorado 80111.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in this prospectus supplement and the accompanying prospectus, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; risks associated with the spin-off of our Jeanswear business completed on May 22, 2019, including the risk that VF will not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of VF. There are also risks associated with the relocation of our global headquarters and a number of brands to the metro Denver area, including the risk of significant disruption to our operations, the temporary diversion of management resources and loss of key employees who have substantial experience and expertise in our business, the risk that we may encounter difficulties retaining employees who elect to transfer and attracting new talent in the Denver area to replace our employees who are unwilling to relocate, the risk that the relocation may involve significant additional costs to us and that the expected benefits of the move may not be fully realized. Other risks include foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure consumer and employee data; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

S-vi

Any forward-looking statement in this prospectus supplement speaks only as of the date of this prospectus supplement. Any forward-looking statement in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus speaks only as of the date of the applicable document. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our Notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and “Special Note on Forward-Looking Statements” contained in this prospectus supplement and the accompanying prospectus, and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information contained in the filings with the SEC that are listed in “Incorporation of Certain Documents by Reference” in this prospectus supplement, before making an investment decision.

About Our Company

V.F. Corporation, organized in 1899, is a global leader in the design, production, procurement, marketing and distribution of branded lifestyle apparel, footwear and related products.

VF’s diverse portfolio meets consumer needs across a broad spectrum of activities and lifestyles. Our ability to connect with consumers, as diverse as our brand portfolio, creates a unique platform for sustainable, long-term growth. Our long-term growth strategy is focused on four drivers:

•	Reshape our portfolio. Investing in our brands to realize their full potential, while ensuring the composition of our portfolio positions us to win in evolving market conditions;

•

Transform our model. Becoming consumer- and retail-centric to meet and exceed consumers’ needs across all channels, and operate our business differently—from the design studio to the factory floor to the point of sale—by thinking and acting more like a vertical retailer;

•

Elevate direct-to-consumer. Investing in our direct-to-consumer business to make it the pinnacle expression of our brands, and prioritizing serving consumers through e-commerce and digitally enabled transactions; and

•	Distort Asia. Accelerating our actions in Asia, especially China, to unlock growth opportunities for our brands in this fast-growing region.

VF is diversified across brands, product categories, channels of distribution, geographies and consumer demographics. We own a broad portfolio of brands in the outerwear, footwear, backpack, luggage, accessory, occupational and performance apparel categories. Our largest brands are Vans®, The North Face® and Timberland®.

Our products are marketed to consumers through our wholesale channel, primarily in specialty stores, department stores, national chains, mass merchants, independently-operated partnership stores and with strategic digital partners. Our products are also marketed to consumers through our own direct-to-consumer operations, which include VF-operated stores and brand e-commerce sites. Revenues from the direct-to-consumer business represented 39% of VF’s total revenues for the nine-month fiscal period ended December 2019. In addition to selling directly into international markets, many of our brands also sell products through licensees, agents and distributors. For the nine-month fiscal period ended December 2019, VF derived 43% of its revenues from international operations.

To provide diversified products across multiple channels of distribution in different geographic areas, we balance our own manufacturing capabilities with sourcing of finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products that match consumer demand.

The Company realigned its internal reporting structure in the first quarter of Fiscal 2019 that reflects organizational changes to better support and assess the operations of the business. The chief operating decision maker allocates resources and assesses performance based on a global brand view. VF’s reportable segments for financial reporting purposes have been identified as: Outdoor, Active and Work.

On May 22, 2019, VF completed its previously announced separation of its Jeanswear organization and VF Outlet™ businesses, which was accomplished by the distribution of one hundred percent (100%) of the outstanding common stock of Kontoor Brands to VF stockholders as of the close of business on May 10, 2019, the record date for the Distribution. VF shareholders received one share of Kontoor Brands common stock for every seven shares of VF common stock. Kontoor Brands is now an independent, publicly traded company under the ticker “KTB” on the New York Stock Exchange. In connection with the separation, Kontoor Brands transferred $1 billion of cash to VF and its subsidiaries. The businesses included the Wrangler®, Lee® and Rock & Republic® brands, including all related retail, wholesale and e-commerce services and operations (the “Jeanswear Business”). The operating results of the Jeanswear Business were reported in the former Jeans reportable segment, except for the Wrangler® RIGGS brand that was reported in the Work segment and the VF Outlet™ business that was reported in the Other category included in the reconciliation of segment revenues and profit. The Jeanswear business generated revenues of $335.2 million and $2.1 billion for the nine months ended December 2019 and 2018, respectively, and net loss from discontinued operations of $35.8 million and net income from discontinued operations of $243.6 million for the nine months ended December 2019 and 2018, respectively.

The following table summarizes VF’s primary brands by reportable segment after the separation of the Jeanswear business:

Reportable Segment	Primary Brands	Primary Products
Outdoor	The North Face®	High performance outdoor apparel, footwear, equipment, accessories
	Timberland® (excluding Timberland PRO®)	Outdoor lifestyle footwear, apparel, accessories
	Icebreaker®	High performance apparel based on natural, plant-based, recycled fibers
	Smartwool®	Performance merino wool and other natural fibers-based apparel and accessories
	Altra®	Performance-based footwear

Active	Vans®	Youth culture/action sports-inspired footwear, apparel, accessories
	Kipling®	Handbags, luggage, backpacks, totes, accessories
	Napapijri®	Premium outdoor apparel, footwear, accessories
	Eastpak®	Backpacks, luggage
	JanSport®	Backpacks, luggage
	Eagle Creek®	Luggage, backpacks, travel accessories

Work(1)	Dickies®	Work and work-inspired lifestyle apparel and footwear
	Red Kap®	Occupational apparel
	Bulwark®	Protective occupational apparel
	Timberland PRO®	Protective work footwear and lifestyle apparel
	VF Solutions®	Uniform programs for business and government organizations
	Walls®	Outdoor work and sporting apparel
	Terra®	Protective work footwear
	Workrite®	Protective occupational apparel
	Kodiak®	Protective work footwear and lifestyle footwear
	Horace Small®	Occupational apparel

(1)

On January 21, 2020, VF announced that it is considering the divestiture of the Occupational Workwear business. VF intends to proceed with the divestiture and is actively engaged with prospective buyers. As a result, it is expected that the Occupational Workwear business will meet the held-for-sale and discontinued operations accounting criteria. Accordingly, VF will begin reporting the assets and liabilities associated with the Occupational Workwear business as assets and liabilities of discontinued operations in VF’s consolidated balance sheets, and the results of operations and cash flows of the Occupational Workwear business will be reported as discontinued operations in the consolidated statements of income and consolidated statements of cash flows, respectively. These changes will be applied for all periods presented in VF’s consolidated financial statements as of and for the year ended March 28, 2020. See “—Recent Developments” below for additional information regarding financial impacts as of and for the year and quarter ended March 28, 2020. The Occupational Workwear business is comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®.

Our principal executive offices are located at 8505 E. Orchard Road, Greenwood Village, Colorado 80111, and our telephone number is (720) 778-4000. We maintain a website at www.vfc.com where general information about us is available. The website and the contents of, or accessible through, the website shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

Recent Developments

Impact of COVID-19

As the global spread of COVID-19 continues, we remain first and foremost focused on a people-first approach that prioritizes the health and well-being of our employees and consumers around the world. To help mitigate the spread of COVID-19, we have modified our business practices, including in response to legislation, executive orders and guidance from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These directives include the temporary closing of businesses, travel bans and restrictions, social distancing and quarantines.

As a result of COVID-19 Directives, retail stores in Asia-Pacific, Europe and the Americas, whether operated by VF or our customers, were or are now closed. In recent weeks, as government regulations allow and in alignment with our practice of protecting associates and consumers, most retail stores have been reopened in Asia-Pacific. While retail store traffic continues to improve weekly since reopening, it remains down significantly compared to the same periods in the prior year.

Consistent with VF’s long-term strategy, the company’s digital platform remains a high priority through which its brands stay connected with consumer communities while providing experiential content and service. In accordance with local government guidelines and in consultation with the guidance of global health professionals, VF has implemented measures designed to ensure the health, safety and well-being of associates employed in its distribution and fulfillment centers around the world. Many of these facilities remain operational and support digital consumer engagement with its brands and to service retail partners as needed.

At this time, many of our facilities continue to manufacture and distribute products globally, albeit in a reduced capacity in light of the challenging environment. COVID-19 has also impacted some of our suppliers, including third-party manufacturers, logistics providers and other vendors. We are actively monitoring our supply chain and implementing mitigation plans.

Revolving Credit Facility and Other Actions

To enhance our financial flexibility and liquidity in the current unprecedented period of uncertainty, including the unknown duration and overall impact of the COVID-19 outbreak, out of caution and as a proactive, precautionary measure, on March 23, 2020, we elected to draw down $1 billion available from our $2.25 billion senior unsecured revolving credit facility that expires in December 2023. On April 9, 2020, we elected to draw down an additional $1 billion available from the same revolving credit facility. In total, as of April 9, 2020, we had $2.0 billion in outstanding borrowings under our revolving credit facility. Following these draw downs, VF had approximately $2.4 billion of cash and equivalents on hand.

In March 2020, VF made the decision to temporarily pause its share repurchase program. The company currently has $2.8 billion remaining under its current share repurchase authorization. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled dividend and is not contemplating the suspension of its dividend program at this time.

We have implemented cost controls to help mitigate the loss of sales and to conserve cash while continuing to support employees. For example, on April 3, 2020, VF’s Board of Directors approved a temporary 50% reduction in base salary for Steven E. Rendle, VF’s Chairman, President and Chief Executive Officer, and a temporary 25% reduction in base salary for the rest of VF’s Executive Leadership Team and VF’s Board of Directors also agreed to forgo their cash retainer. The compensation reductions would be reassessed in four months and modified as necessary. As we continue to actively monitor the situation, we may take further actions that affect our operations.

We believe we have sufficient liquidity and flexibility to operate during the disruptions caused by COVID-19. However, due to the uncertainty of the duration and severity of COVID-19 and the speed with which this pandemic is developing and impacting us and our consumers, customers and suppliers, we are not able to reasonably estimate the extent of the impact on our financial condition or results of operations at this time. There is no certainty that the measures we take will be sufficient to mitigate the risks posed by COVID-19. See “Risk Factors.”

Preliminary Unaudited Selected Financial Data for the Fiscal Year Ended March 28, 2020

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, VF Corporation’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The preliminary financial data provided in this prospectus supplement has been prepared by VF’s management, based upon information available to it as of the date hereof, and has not been prepared with a view toward compliance with published guidelines of the SEC for the preparation or presentation of financial information.

The following are preliminary estimates for the Company’s fiscal year ended March 28, 2020:

•	Revenue from continuing operations on a reported basis of approximately $11.3 billion to $11.4 billion, including the contribution of the Company’s Occupational Workwear business.

•

Operating income from continuing operations on a reported basis of approximately $1.0 billion to $1.1 billion, including the contribution of the Company’s Occupational Workwear business. On an adjusted basis, the Company expects operating income from continuing operations of approximately $1.4 billion to $1.5 billion, including the Company’s Occupational Workwear business.

See “—Non-GAAP Financial Information” for reconciliations of measures calculated in accordance with GAAP to adjusted amounts.

VF intends to proceed with the divestiture of its Occupational Workwear business as announced on January 21, 2020 and is actively engaged with prospective buyers. As of March 28, 2020, the Company expects to have met the accounting criteria for the classification of discontinued operations for its Occupational Workwear business. As the Company’s financial closing procedures related to the discontinued operations presentation for the Occupational Workwear business are not finalized, these preliminary results include the contribution of the Company’s Occupational Workwear business. In conjunction with the release of the Company’s fourth quarter and full year results in May 2020, VF expects to exclude the operating results of the Occupational Workwear business from continuing operations for all periods presented.

VF has not yet completed its financial and operating closing procedures as of and for the year ended March 28, 2020, including but not limited to, the Company’s assessment of its hedged forecasted transactions and finalization of goodwill and intangible asset impairment testing. Additionally, the preliminary financial data above has not been subject to audit, review or other procedures by the Company’s independent registered public accounting firm. As a result, actual results may differ materially from the preliminary results shown above and will not be publicly available until the Company reports its fourth quarter and full year Fiscal 2020 results in May 2020.

Adjusted Amounts—Excluding Transaction and Deal Related Expenses, Costs Related to Office Relocations and Specified Strategic Business Decisions, and Noncash Impairment Charges

The adjusted amounts in this prospectus supplement exclude transaction and deal related expenses associated with the acquisitions and integration of the Icebreaker® and Altra® brands. The adjusted amounts in this prospectus supplement also exclude transaction expenses associated with the completed spin-off of the Jeans business that did not meet the criteria for discontinued operations and transaction expenses related to the strategic review of the Occupational Workwear business. Total transaction and deal related expenses were approximately $24 million in Fiscal 2020.

The adjusted amounts in this prospectus supplement exclude costs primarily associated with the previously announced relocation of VF’s global headquarters and certain brands to Denver, Colorado. The adjusted amounts in this prospectus supplement also exclude costs related to strategic business decisions in South America and the operating results of Jeanswear wind down activities in South America following the spin-off of Kontoor Brands. The adjusted amounts also exclude certain cost optimization activities indirectly related to the strategic review of the Occupational Workwear business. Total costs were approximately $72 million in Fiscal 2020.

The adjusted amounts in this prospectus supplement exclude fourth quarter estimates of a noncash goodwill impairment charge related to the Timberland® reporting unit of approximately $320 million and noncash goodwill and intangible asset impairment charges related to the Occupational Workwear business of approximately $11 million. Total estimated impairment charges were approximately $331 million in Fiscal 2020.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented below, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Non-GAAP Financial Information

In millions	Twelve Months Ended March 2020
Operating Income Range (GAAP)	$1,000	—	$1,050
Transaction and Deal-Related Costs	24
Relocation and Specified Strategic Business Decisions	72
Fourth Quarter Impairment Charges Range	336	—	326

Adjusted Operating Income Range (Non-GAAP)	$1,432	—	$1,472

The preliminary financial data has been provided on a GAAP basis, and on an adjusted basis. The adjusted amounts are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF’s underlying business trends and the performance of VF’s operations and are useful for period-over-period comparisons of such operations.

Management uses the financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF’s operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

February Notes Offering

On February 25, 2020, VF closed the sale of €500,000,000 aggregate principal amount of 0.250% Senior Notes due 2028 (the “2028 Notes”) and €500,000,000 aggregate principal amount of 0.625% Senior Notes due 2032 (the “2032 Notes” and together with the 2028 Notes, the “February Notes”) pursuant to an Underwriting Agreement, dated February 18, 2020, among the Company, Barclays Bank PLC, Merrill Lynch International and Morgan Stanley & Co. International plc, as representatives of the several underwriters named therein.

Revolving Credit Facility Amendment

On April 20, 2020 (the “Amendment Effective Date”), VF entered into Amendment No. 1 to its revolving credit facility (the “Amendment”). The Amendment provides for (i) an increase in VF’s consolidated indebtedness to consolidated capitalization ratio financial covenant to 0.70 to 1.00 (from 0.60 to 1.00) from the Amendment Effective Date through the last day of the fiscal quarter ending March 31, 2022, (ii) calculation of consolidated indebtedness (and, thereby consolidated capitalization) net of unrestricted cash of VF and its subsidiaries and (iii) testing of such financial covenant solely as of the last day of each fiscal quarter during such period. In addition, the Amendment requires VF and its subsidiaries to maintain minimum liquidity in the form of unrestricted cash and unused financing commitments of not less than $750,000,000 at all times during such period.

The Offering

Issuer	V.F. Corporation

Notes Offered	We are offering $1,000,000,000 aggregate principal amount of our 2.050% Senior Notes due 2022 (the “2022 Notes”), $750,000,000 aggregate principal amount of our 2.400% Senior Notes due 2025 (the “2025 Notes”), $500,000,000 aggregate principal amount of our 2.800% Senior Notes due 2027 (the “2027 Notes”) and $750,000,000 aggregate principal amount of our 2.950% Senior Notes due 2030 (the “2030 Notes” and, together with the 2022 Notes, 2025 Notes and 2027 Notes, the “Notes”). We will pay interest semi-annually in arrears on the Notes on April 23 and October 23 of each year, commencing October 23, 2020.

The 2022 Notes, the 2025 Notes, the 2027 Notes and the 2030 Notes will each constitute a separate series of our senior debt securities under the indenture pursuant to which the Notes will be issued.

Interest Rate on the Notes	The 2022 Notes will bear interest semi-annually in arrears at the rate of 2.050% per year, from the issue date of the Notes.

The 2025 Notes will bear interest semi-annually in arrears at the rate of 2.400% per year, from the issue date of the Notes.

The 2027 Notes will bear interest semi-annually in arrears at the rate of 2.800% per year, from the issue date of the Notes.

The 2030 Notes will bear interest semi-annually in arrears at the rate of 2.950% per year, from the issue date of the Notes.

Interest Payment Dates	April 23 and October 23 of each year, beginning October 23, 2020.

Maturity	2022 Notes: April 23, 2022.

2025 Notes: April 23, 2025.

2027 Notes: April 23, 2027.

2030 Notes: April 23, 2030.

Optional Redemption	We may redeem some or all of the Notes of each series at our option prior to maturity, at any time in whole or from time to time in part, at the applicable redemption prices described in “Description of the Notes—Optional Redemption.”

Change of Control Offer

If a Change of Control Repurchase Event occurs with respect to the Notes of any series, unless we have exercised our right to redeem all the Notes of the applicable series as described above, we will make an offer to each holder of Notes of the applicable series to repurchase all or any part (in integral multiples of $1,000) of that holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes being repurchased, plus accrued and unpaid interest on such Notes repurchased, if any, to, but excluding, the date of repurchase.

Ranking	The Notes will be our senior unsecured obligations and will rank equally with all our existing and future unsecured and senior indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, none of which will guarantee the Notes.

As of December 28, 2019, we had total indebtedness of $2.1 billion outstanding, and an additional $2.2 billion of unutilized capacity under our senior unsecured revolving line of credit (as amended, the “Global Credit Facility” or “revolving credit facility”), after giving effect to outstanding commercial paper borrowings of $40.0 million and standby letters of credit of $14.8 million. On February 25, 2020 we closed the sale of €1 billion aggregate principal amount of the February Notes, and on March 23, 2020 and April 9, 2020 we borrowed under the Global Credit Facility, with such borrowings together representing $2 billion in aggregate principal amount. As of April 9, 2020, we had $2.0 billion in outstanding borrowings under our Global Credit Facility.

Restrictive Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale and lease-back transactions; and

•	merge or consolidate with another entity or transfer our assets substantially as an entirety.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering to repay the borrowings under our current senior unsecured revolving credit facility. We intend to use any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Sinking Fund	The Notes are not entitled to any sinking fund payments.

Denominations	The Notes of each series will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Form of Notes	The Notes of each series will be issued as fully registered notes, represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co. Investors may elect to hold interests in the global notes through any of DTC, Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”). See “Description of the Notes—Book-Entry System; Delivery and Form; Global Note.”

No Listing	There is currently no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without any notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable. See “Underwriting (Conflicts of Interest).”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Notes and the indenture that will govern the Notes offered hereby will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019 incorporated by reference in this prospectus supplement for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Conflicts of Interest	We intend to use the net proceeds from this offering to repay the borrowings under our current senior unsecured revolving credit facility. We intend to use any remaining net proceeds for general corporate purposes. Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering, and as such, affiliates of certain underwriters may receive at least 5% of the net offering proceeds in connection with the repayment of borrowings under our Global Credit Facility. Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the securities to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Summary Consolidated Historical Financial Data

We have provided in the tables below summary consolidated historical financial data. We have derived the summary statement of income data for the nine months ended December 2019 and December 2018, and for the years ended March 2019, December 2017, December 2016 and for the three months ended March 2018, and the summary balance sheet data as of December 2019, December 2018, March 2019, March 2018 and December 2017, from our unaudited and audited consolidated financial statements incorporated by reference in this prospectus supplement. Except as noted below, we have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K incorporated by reference in this prospectus supplement. For further information on recent developments in our business, including our performance in Fiscal 2020 and the fiscal quarter ended March 28, 2020, see “ —Recent Developments.”

	Nine Months Ended December		Year Ended March	Three Months Ended March (Transition Period)	Year Ended December
(in thousands)	2019(1)	2018(1)	2019(2)	2018(2)	2017(2)	2016(2)
	(unaudited)
Statement of income data:
Net revenues	$9,049,493	$8,584,237	$13,848,660	$3,045,446	$11,811,177	$11,026,147

Costs and operating expenses:
Cost of goods sold	$4,133,884	$4,015,441	$6,827,481	$1,506,335	$5,844,941	$5,589,923
Selling, general and administrative expenses	3,624,450	3,389,891	5,345,339	1,229,046	4,453,207	3,901,122
Impairment of goodwill and intangible assets	—	—	—	—	—	79,644

Total costs and operating expenses	7,758,334	7,405,332	12,172,820	2,735,381	10,298,148	9,570,689

Operating income	1,291,159	1,178,905	1,675,840	310,065	1,513,029	1,455,458
Interest income	17,601	6,746	22,643	3,228	16,095	9,176
Interest expense	(65,240)	(83,640)	(108,068)	(24,393)	(101,975)	(94,722)
Other income (expense), net	(18,367)	(52,422)	(63,011)	5,233	(10,654)	(85,196)

Income from continuing operations before income taxes	1,225,153	1,049,589	1,527,404	294,133	1,416,495	1,284,716
Income taxes	26,156	162,981	268,400	32,969	695,286	205,862
Income (loss) from discontinued operations, net of tax	(35,772)	244,380	788	(8,371)	(106,286)	(4,748)

Net income	$1,163,225	$1,130,988	$1,259,792	$252,793	$614,923	$1,074,106

(1)

Reflects classification of the results of the Jeanswear Business as discontinued operations for the nine months ended December 2019 and 2018, and classification of related assets and liabilities as assets and liabilities of discontinued operations as of December 2019, December 2018 and March 2019. Historical financial data as of other dates and for other prior periods has not been restated to reflect this classification. See “Basis of Presentation.”

(2)

Statement of income data for the years ended March 2019, December 2017 and December 2016 and the transition period ended March 2018, and balance sheet data as of March 2018 and December 2017, do not reflect classification of the Jeanswear Business as discontinued operations. See “Basis of Presentation.”

	As of December		As of March		As of December
(in thousands)	2019(1)	2018(1)	2019(1)	2018(2)	2017(2)
	(unaudited)
Balance sheet data:
Cash and equivalents	$583,951	$451,978	$445,119	$680,762	$563,483
Assets of discontinued operations	—	1,274,529	1,377,748	373,580	380,700
Total assets	10,814,262	10,284,310	10,356,785	10,311,310	9,958,502
Total current liabilities	1,962,092	2,563,047	2,661,604	3,138,829	2,744,100
Long-term debt, less current maturities	2,110,488	2,135,240	2,115,884	2,212,555	2,187,789
Total liabilities	6,246,672	5,983,686	6,058,269	6,623,214	6,238,602
Stockholders’ equity	4,567,590	4,300,624	4,298,516	3,688,096	3,719,900

RISK FACTORS

An investment in the Notes involves risks. You should carefully consider the following risk factors, together with the risk factors identified under the heading “Risk Factors,” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 30, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and any other risk factor information contained in the accompanying prospectus, as well as any other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment in the Notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note on Forward-Looking Statements” in this prospectus supplement.

Risks Related to COVID-19

Widespread outbreak of an illness or any other public health crisis, including the recent coronavirus (COVID-19) global pandemic, could and has materially and adversely affected our business, financial condition and results of operations.

Our business has been, and will continue to be, impacted by the effects of the COVID-19 global pandemic in countries where we operate or our suppliers, third-party service providers, consumers or customers are located. These effects include recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures and decreased operations of the facilities of our suppliers, service providers and customers. The impacts on us have included, and in the future could include, but are not limited to:

•

significant reductions in demand and significant volatility in demand for our products by consumers and customers resulting in reduced orders, order cancellations, lower revenues, higher discounts, increased inventories, decreased value of inventories, and lower gross margins, which may be caused by, among other things: the inability of consumers to purchase our products due to illness, quarantine or other restrictions or out of fear of exposure to COVID-19, store closures of our owned stores as well as stores of our customers or reduced store hours across the Americas, Europe and Asia Pacific, significant declines in consumer retail store traffic to stores that have reopened, or financial hardship and unemployment, shifts in demand away from consumer discretionary products, and reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic;

•

significant uncertainty and turmoil in global economic and financial market conditions causing, among other things: decreased consumer confidence and decreased consumer spending, now and in the mid and long term, inability to access financing in the credit and capital markets (including the commercial paper market) at reasonable rates (or at all) in the event we, our customers or suppliers find it desirable to do so, increased exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar, and volatility in the availability and prices for commodities and raw materials we use for our products and in our supply chain;

•

inability to meet our consumers’ and customers’ needs for inventory production and fulfillment due to disruptions in our supply chain and increased costs associated with mitigating the effects of the pandemic caused by, among other things: reduction or loss of workforce due to illness, quarantine or other restrictions or facility closures, scarcity of and/or increased prices for raw materials, scrutiny or embargoing of goods produced in infected areas, and increased freight and logistics costs, expenses and times;

•

failure of third parties on which we rely, including our suppliers, customers, distributors, service providers, and commercial banks, to meet their obligations to us or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties, including business failure or insolvency and collectability of existing receivables; and

•

significant changes in the conditions in markets in which we do business, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities and restrict our employees’ ability to perform necessary business functions, including operations necessary for the design, development, production, distribution, sale, marketing and support of our products.

Any of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition and results of operations. We continue to monitor the situation and may adjust our current policies and procedures as more information and guidance become available regarding the evolving situation. The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, as well as those discussed in Item 1A. Risk Factors in our Annual Report on Form 10-K, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

Risks Related to the Notes

The Notes will be effectively subordinated to all of our existing and future secured debt and structurally subordinated to all existing and future liabilities of our subsidiaries. This may affect noteholders’ ability to receive payments on the Notes.

The Notes will be general unsecured obligations of V.F. Corporation. None of our subsidiaries will guarantee our obligations under, or have any obligations to pay any amounts due on, the Notes. As a result, the Notes will be effectively subordinated to claims of our existing and future secured creditors to the extent of the value of the assets securing that indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the Notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payments of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any.

In addition, the Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes are effectively subordinated to any secured debt that we or our subsidiaries have or may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our existing or future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the Notes. As of December 28, 2019, we and our subsidiaries had no secured debt outstanding.

The Notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the Notes.

Other than as described under “Description of the Notes—Covenants,” the Notes are not subject to any restrictive covenants and we are not restricted from paying dividends, issuing or repurchasing our securities, or incurring substantial additional indebtedness in the future. The limited covenants applicable to the Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. In addition, the limited covenants in the indenture that will govern the Notes restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions, will contain important exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of the Notes—Covenants.” In light of these exceptions, we may be able to incur significant amounts of additional indebtedness, including secured indebtedness, in the future, and holders of the Notes may be structurally subordinated to new lenders or, in the case of secured indebtedness, to the extent of the value of the assets securing such indebtedness. For example, as of December 28, 2019, we had total indebtedness of $2.1 billion outstanding and an additional $2.2 billion of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $40.0 million and standby letters of credit of $14.8 million. On February 25, 2020 we closed the sale of €1 billion aggregate principal amount of the February Notes, and on March 23, 2020 and April 9, 2020 we borrowed under the Global Credit Facility, with such borrowings together representing $2 billion in aggregate principal amount. As of April 9, 2020, we had $2.0 billion in outstanding borrowings under our Global Credit Facility.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the Notes may not develop.

Each series of Notes is a new issue of securities for which there is currently no public market. Any trading of the Notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active or liquid trading market will develop for the Notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed. No assurance can be given that a trading market for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. We have been informed by the underwriters that they currently intend to make a market in the Notes after this offering is completed. However, the underwriters are not required to do so and may cease their market-making at any time without notice.

An increase in interest rates could result in a decrease in the market values of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business or industry, including as a result of COVID-19, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency, or any anticipated downgrade, suspension or withdrawal, could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

We may choose to redeem the Notes of any series prior to maturity.

We may redeem some or all of the Notes of any series at any time. See “Description of Notes—Optional Redemption.” Although the Notes contain provisions designed to compensate you for the lost value of your Notes if the Issuer redeems some or all of the Notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a “Change of Control Repurchase Event” (as defined under “Description of the Notes—Repurchase upon a Change of Control Repurchase Event”), each holder of the Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. Additionally, under our Global Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under our Global Credit Facility and the commitments thereunder would terminate. The source of funds for any purchase of the Notes and repayment of borrowings under our Global Credit Facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a Change of Control Repurchase Event and repay our other indebtedness that will become due. If we fail to repurchase the Notes in that circumstance, we will be in default under the indenture that will govern the Notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. In order to avoid the obligation to repurchase the Notes and events of default and potential breaches of the credit agreement governing our Global Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The exercise by the holders of Notes of their right to require us to repurchase the Notes pursuant to a Change of Control Repurchase Event could cause a default under the agreements governing our indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control Repurchase Event occurs when we are prohibited from purchasing Notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Notes. In that case, our purchase of tendered Notes would constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of Notes upon a repurchase may be limited by our then existing financial resources.

Some significant restructuring transactions may not constitute a Change of Control Repurchase Event, in which case we would not be obligated to offer to repurchase the Notes. In addition, holders of the Notes may not be able to determine when a Change of Control Repurchase Event has occurred.

Upon the occurrence of a Change of Control Repurchase Event, you will have the right to require us to repurchase the Notes. However, the change of control repurchase event provisions will not afford protection to holders of Notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a Change of Control Repurchase Event requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes will not have the right to require us to repurchase the Notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes including the trading prices for the Notes.

Furthermore, one of the circumstances under which a Change of Control Repurchase Event may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

The United Kingdom’s impending departure from the European Union could adversely affect the value of the Notes.

The United Kingdom held a referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (“Brexit”) and on March 29, 2017, the United Kingdom submitted a formal notification of its intention to withdraw from the European Union pursuant to Article 50 of the Treaty of Lisbon. On January 31, 2020, the United Kingdom ceased to be a member state of the European Union. European Union law applicable to the United Kingdom continues to apply to and in the United Kingdom for the duration of a transition period, which is presently scheduled to expire on December 31, 2020 (the “Transition Period”). During the Transition Period, the European Union and the United Kingdom will negotiate the terms of their future relationship. There can be no assurances that such negotiations will be successful or certainty that European Union law will continue to apply in and to the United Kingdom following the expiration of the Transition Period. Until expiration of the Transition Period and the future relationship between the European Union and the United Kingdom is established, it is difficult to anticipate Brexit’s potential impact.

The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets beyond the Transition Period. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Any of these effects of Brexit, and others we cannot anticipate, could negatively impact the value of the Notes.

The unaudited pro forma condensed consolidated historical financial data and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the Distribution been completed on the dates assumed for purposes of that information, nor do they represent our actual financial position or results of operations following the Distribution.

The unaudited pro forma condensed consolidated historical financial data and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only, are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect what the our financial position or results of operations would have been had the Distribution been completed as of the dates assumed for purposes of that information, nor do they reflect our financial position or results of operations following the Distribution. Such unaudited pro forma condensed consolidated historical financial data and certain other adjusted information reflects the assumptions of our management at the time that such information was initially prepared, and therefore does not reflect the actual effects of the Distribution.

As a result of the foregoing, investors should not place undue reliance on unaudited pro forma condensed consolidated historical financial data and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes will be approximately $2.98 billion after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to repay the borrowings under our current senior unsecured revolving credit facility. We intend to use any remaining net proceeds for general corporate purposes. Pending such use, the net proceeds may be invested in short-term, investment-grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The table below sets forth our cash and equivalents and capitalization as of December 28, 2019:

•	on an actual basis;

•

on an as adjusted basis to give effect to the sale of the February Notes and the use of net proceeds therefrom to fund the tender offers for any and all of the $300 million aggregate principal amount of outstanding 6.000% Senior Notes due 2033 and $350 million aggregate principal amount of outstanding 6.450% Senior Notes due 2037, to fund the redemption of the $500 million aggregate principal amount of outstanding 3.500% 2021 Notes, pay applicable unpaid interest, premiums, fees and expenses, and to give effect to the draw down on March 23, 2020 of $1 billion and the draw down on April 9, 2020 of $1 billion from our Global Credit Facility; and

•	on a further as adjusted basis to give further effect to the sale of the Notes covered by this prospectus supplement and the use of net proceeds from this offering. See “Use of Proceeds.”

The table below is unaudited and should be read in conjunction with “Use of Proceeds,” contained in this prospectus supplement, and the consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the table below will not change.

	December 28, 2019
	Actual	As Adjusted	Further As Adjusted
	(Unaudited) (In thousands)
Cash and equivalents(1)	$583,951	$3,003,048	$3,978,938

Short-term debt
Short-term borrowings(1)(2)	56,001	2,056,001	56,001
Current portion of long-term debt	4,677	4,677	4,677

Total short-term debt	60,678	2,060,678	60,678

Long-term debt
Notes offered hereby	—	—	2,975,890
3.500% Notes due 2021(3)	498,917	—	—
0.625% Notes due 2023	946,697	946,697	946,697
0.250% Notes due 2028(4)	—	534,533	534,533
0.625% Notes due 2032(4)	—	530,258	530,258
6.000% Notes due 2033(3)	293,241	270,739	270,739
6.450% Notes due 2037(3)	346,674	284,220	284,220
Capital leases	24,959	24,959	24,959

Total long-term debt	2,110,488	2,591,406	5,567,296

Stockholders’ equity
Common stock, stated value $0.25 per share	98,632	98,632	98,632
Additional paid-in capital	4,182,102	4,182,102	4,182,102
Accumulated other comprehensive loss(5)	(895,372)	(886,088)	(886,088)
Retained earnings(5)	1,182,228	1,111,122	1,111,122

Total stockholders’ equity	4,567,590	4,505,768	4,505,768

Total capitalization	$6,738,756	$9,157,853	$10,133,743

(1)

The actual amount of our cash and equivalents and the actual amount of our short-term borrowings outstanding may vary from time to time due to our ordinary cash management activities. The “As Adjusted”

column reflects a portion of the net proceeds of the February Notes Offering and borrowings under the Global Credit Facility. See notes (2) and (3) below for additional information. The “Further As Adjusted” column reflects the remainder of net proceeds from the Notes Offering, if any, following the repayment of borrowings under our revolving credit facility.
(2)

Reflects borrowings under our commercial paper program which are supported by our Global Credit Facility, and unsecured international lines of credit. As of December 28, 2019, we had an additional $2.2 billion of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $40.0 million and standby letters of credit of $14.8 million. On March 23, 2020 and April 9, 2020 we borrowed under the Global Credit Facility, with such borrowings together representing $2 billion in aggregate principal amount. As of April 9, 2020, we had $2.0 billion outstanding under our Global Credit Facility.

(3)

The amount of the “As Adjusted” and the “Further As Adjusted” columns of the above table with respect to (i) the 3.500% 2021 Notes reflects the application of net proceeds from the sale of the February Notes to fund the redemption of the 3.500% 2021 Notes and (ii) the 6.000% Notes due 2033 and the 6.450% Notes due 2037 reflects the application of net proceeds from the sale of the February Notes to fund the results of the tender offers for such notes. As a result of the tender offers, we repurchased $23.0 million aggregate principal amount of the 6.000% Notes due 2033 and $63.1 million aggregate principal amount of the 6.450% Notes due 2037. The “As Adjusted” and the “Further As Adjusted” columns also reflect the impact of unamortized debt issuance costs and original issue discounts derecognized as a result of the transactions.

(4)

The amount of the “As Adjusted” and the “Further As Adjusted” columns of the above table with respect to each series of the February Notes is the U.S. dollar equivalent of the aggregate principal amount of such notes, which are recorded net of debt issuance costs, and translated from euro using an exchange rate of €1.00 = $1.0836, the February 18, 2020 closing euro/U.S. dollar exchange rate, as published by Bloomberg L.P.

(5)

The amount of the “As Adjusted” and the “Further As Adjusted” columns of the above table reflect the impact of make-whole and tender premiums, unamortized debt issuance costs, unamortized original issue discounts, unpaid interest and net deferred costs related to terminated interest rate swap derivative contracts, as a result of the redemption of the 3.5000% 2021 Notes and tender offers for the 6.000% Notes due 2033 and 6.450% Notes due 2037.

DESCRIPTION OF THE NOTES

The following description of the terms of each series of the Notes offered hereby supplements the description of the general terms of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. In this “Description of the Notes” section, the terms “we,” “our,” “us” and “the Company” refer solely to V.F. Corporation (and not its subsidiaries). Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the Indenture referred to below.

General

Each series of Notes will be issued as a separate series of senior debt securities under an indenture, dated October 15, 2007, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by the supplemental indenture to be entered into among us and The Bank of New York Mellon Trust Company, N.A., as trustee (together with the Base Indenture, the “Indenture”). The Indenture and its associated documents, including the Notes, contain the full legal text of the matters described in this section. The Indenture and the Notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture.

The following description of the material provisions of the Indenture and the Notes is a summary only. More specific terms, as well as the definitions of relevant terms, can be found in the Indenture, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), which is applicable to the Indenture and the Notes. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of each series of the Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

Ranking

The Notes are not secured by any of our property or assets. Accordingly, you are an unsecured creditor of the Company. The Notes are not subordinated to any of the Company’s other debt obligations and therefore rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The Notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any existing or future indebtedness and liabilities of our subsidiaries, none of which will guarantee the Notes. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the Notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the Notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the Notes then outstanding. The Indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt.

As of December 28, 2019, we had total indebtedness of $2.1 billion outstanding, and an additional $2.2 billion of unutilized capacity under our Global Credit Facility, after giving effect to outstanding commercial paper borrowings of $40.0 million and standby letters of credit of $14.8 million. On February 25, 2020 we closed the sale of €1 billion aggregate principal amount of the February Notes, and on March 23, 2020 and April 9, 2020 we borrowed under the Global Credit Facility, with such borrowings together representing $2 billion in aggregate principal amount. As of April 9, 2020, we had $2.0 billion in outstanding borrowings under our Global Credit Facility.

The Indenture does not limit the incurrence of indebtedness by the Company or any of its subsidiaries. The Company and its subsidiaries may be able to incur substantial amounts of additional indebtedness in certain circumstances. Such indebtedness may be senior indebtedness and, subject to certain limitations, may be secured. See “—Covenants—Restrictions on Mortgages and Other Liens” below and “Risk Factors—Risks Related to the Notes”. The Notes will be effectively subordinated to all of our existing and future secured debt and structurally subordinated to all existing and future liabilities of our subsidiaries. This may affect noteholders’ ability to receive payments on the Notes.

Principal, Maturity and Interest

The Notes will be our general, unsecured obligations. We will issue each series of Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of the 2022 Notes offered hereby will initially be limited to $1,000,000,000. The aggregate principal amount of the 2025 Notes offered hereby will initially be limited to $750,000,000. The aggregate principal amount of the 2027 Notes offered hereby will initially be limited to $500,000,000. The aggregate principal amount of the 2030 Notes offered hereby will initially be limited to $750,000,000. However, the Indenture does not limit the aggregate principal amount of notes that we may issue, and we may issue additional notes in amounts that exceed the initial amount at any time having identical terms and conditions as the applicable series of the Notes offered hereby, other than the date of issuance and, under certain circumstances, the first interest payment date and the date from which interest thereon will begin to accrue, without your consent and without notifying you; provided, however, that, if such additional notes are not fungible with the applicable series of the Notes issued in this offering for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers from the applicable series of Notes issued in this offering. Under the Indenture, each series of Notes and any additional notes of such series we may issue will be treated as a single series for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. We also may, without the consent of the holders, issue other series of debt securities under the Indenture in the future on terms and conditions different from each series of Notes offered hereby.

The 2022 Notes will mature on April 23, 2022, unless redeemed in whole or in part as described below under “—Optional Redemption.” The 2025 Notes will mature on April 23, 2025, unless redeemed in whole or in part as described below under “—Optional Redemption.” The 2027 Notes will mature on April 23, 2027, unless redeemed in whole or in part as described below under “—Optional Redemption.” The 2030 Notes will mature on April 23, 2030, unless redeemed in whole or in part as described below under “—Optional Redemption.” The Notes will not be subject to any mandatory redemption or sinking fund payments.

We may at any time and from time to time acquire each series of Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Each series of Notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from April 23, 2020 payable semi-annually in arrears on April 23 and October 23 of each year, commencing October 23, 2020, to the persons in whose names such Notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the applicable series of Notes cease to be held in the form of one or more global notes, at the close of business on the April 8 or October 8 immediately prior to that interest payment date, whether or not a business day. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The term “business day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

Optional Redemption

We may redeem each series of Notes in whole or in part at any time. If the 2022 Notes are redeemed at any time, if the 2025 Notes are redeemed prior to March 23, 2025 (the date that is one month prior to the maturity date of the 2025 Notes (the “2025 Notes Make Whole Call Date”), if the 2027 Notes are redeemed prior to

February 23, 2027 (the date that is two months prior to the maturity date of the 2027 Notes (the “2027 Notes Make Whole Call Date”), or if the 2030 Notes are redeemed prior to January 23, 2030 (the date that is three months prior to the maturity date of the 2030 Notes (the “2030 Notes Make Whole Call Date”, and each of the 2025 Notes Make Whole Call Date, 2027 Notes Make Whole Call Date and the 2030 Notes Make Whole Call Date, a “Make Whole Call Date”)), the redemption price for the applicable series of Notes will equal the greater of :

•	100% of the principal amount of the applicable series of Notes being redeemed; and

•

the sum, as determined by a quotation agent appointed by the Company, of the present value of the remaining scheduled payments of principal and interest on the applicable series of Notes to be redeemed as if (solely in respect of the 2025 Notes, 2027 Notes and 2030 Notes) such Notes matured on the applicable Make Whole Call Date (excluding any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “adjusted treasury rate,” plus the applicable spread for the series of such notes to be redeemed, plus, in each case, accrued and unpaid interest, to, but excluding, the date of redemption.

If the 2025 Notes, 2027 Notes or the 2030 Notes are redeemed on or after the applicable Make Whole Call Date, the redemption price for applicable series of Notes to be redeemed will equal 100% of the principal amount of such Notes then outstanding to be redeemed. The redemption price for such Notes to be redeemed will include accrued interest on the Notes being redeemed, to, but excluding, the date of redemption.

Installments of interest on the Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the Notes and the Indenture.

Notice of any redemption will be delivered (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear, Clearstream and DTC) at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless we default in payment of the redemption price on or after the redemption date, interest will cease to accrue on the Notes called for redemption on the date of such redemption.

If less than all of the Notes of a series are to be redeemed, the Notes of such series to be redeemed shall be selected by the trustee pro rata or by lot, or otherwise in accordance with the applicable procedures of Euroclear, Clearstream and DTC.

Definitions

The “adjusted treasury rate” for any redemption date means the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the “comparable treasury price” for such redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

The “applicable spread” means (i) 30 basis points with respect to the 2022 Notes, (ii) 35 basis points with respect to the 2025 Notes, (iii) 40 basis points with respect to the 2027 Notes and (iv) 40 basis points with respect to the 2030 Notes.

The “comparable treasury issue” is a United States treasury security, selected by the quotation agent, having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized in accordance with customary financial practice in pricing new issues of corporate notes of comparable maturity to the remaining term of the applicable series of Notes.

The “quotation agent” is the “reference treasury dealer” appointed by us.

The “reference treasury dealers” means:

•

each of Barclays Capital Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “primary treasury dealer”), the Company shall substitute another primary treasury dealer for such reference treasury dealer; and

•	any other primary treasury dealer selected by us.

The “comparable treasury price” for any redemption date means the average of the reference treasury dealer quotations for such redemption date, provided that if four or more reference treasury dealer quotations are obtained, the highest and lowest of such quotations shall be excluded from the calculation.

The “reference treasury dealer quotations” means, for each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to the Notes of any series, unless we have exercised our right to redeem all the Notes of the applicable series as described above, we will make an offer to each holder of Notes of the applicable series to repurchase all or any part (in integral multiples of $1,000) of that holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased, to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will send a notice to each holder of the applicable series of Notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes of such series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice will, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of the applicable series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes of the applicable series, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date with respect to a series of Notes, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes of the applicable series (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes of the applicable series properly accepted, together with an officers’ certificate stating the aggregate principal amount of such Notes being purchased by us.

The paying agent will promptly transmit to each holder of Notes of the applicable series properly tendered the repurchase price for such Notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes of the applicable series surrendered; provided, that each new note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the applicable series of Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all of the Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, the Company will not be required to make an offer to repurchase the applicable series of Notes upon a Change of Control Repurchase Event if such Notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Repurchase Event, and thereafter redeems all of the applicable series of Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable offer to repurchase the applicable series of Notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of the relevant Change of Control Repurchase Event, if a definitive agreement is in place for the applicable Change of Control at the time such offer to repurchase is made.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of the applicable series of Notes to require us to repurchase such holder’s Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Definitions

“Below Investment Grade Rating Event” means, with respect to each series of Notes, the applicable series of Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance composed of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of VF Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than VF Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the then-outstanding number of shares of VF Corporation’s Voting Stock; (3) the consummation by VF Corporation of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, VF Corporation, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of VF Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of VF Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or entity immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of VF Corporation.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Inc., and its successors or any successor to its rating agency business.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the applicable series of Notes or fails to make a rating of such Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to its rating agency business.

“Voting Stock” means, with respect to any specified person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Modification and Waiver

There are three types of changes that can be made to the Indenture and the applicable series of Notes:

•	Changes requiring your approval. First, the consent of each affected holder of a Note of the applicable series is required to:

•	change the stated maturity of the principal or interest on such Note;

•	reduce any amounts due on such Note;

•	reduce the amount of principal payable upon acceleration of the maturity of such note following a default;

•	change the place or currency of payment on such Note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of such Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of such Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (See Section 9.02 of the Base Indenture)

•

Changes requiring a majority vote. The second type of change to the Indenture and the applicable series of Notes requires a vote in favor by holders of the applicable series of Notes owning a majority of the outstanding aggregate principal amount of each series of Notes affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or such Notes listed in the first category described above under “—Changes requiring your approval” unless we obtain your individual consent to the waiver. (See Sections 5.13 and 9.02 of the Base Indenture)

•

Changes not requiring holder approval. The third type of change does not require any vote by holders of the applicable series of Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the applicable series of Notes. (See Section 9.01 of the Base Indenture)

Notes of a particular series will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Notes of a particular series will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes of a particular series that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding Notes of that series on the record date and must be taken within 180 days following the record date. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (See Section 1.04 of the Base Indenture).

Covenants

In the Indenture, we agree to restrictions that limit our and our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the applicable series of Notes (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted

Subsidiary ranking equally with the applicable series of Notes then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i)	Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii)

Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii)	Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv)

Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v)

Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi)	Mortgages existing on the date of the Indenture; and

(vii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the applicable series of Notes, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (See Section 10.08 of the Base Indenture)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i)

the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the applicable series of Notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “—Restrictions on Mortgages and Other Liens,” or

(ii)

the Company applies, within 90 days of the effective date of such sale and leaseback transaction, an amount in cash equal to such Attributable Debt to the retirement (other than mandatory retirement or by way of payment at maturity) of non-subordinated debt of the Company or a Restricted Subsidiary which by its terms matures at, or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee, to a date more than twelve months after the date of the creation of such debt. (See Section 10.09 of the Base Indenture)

The restrictions described above do not apply to:

(i)	such transactions involving leases with a term of up to three years,

(ii)	leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii)	leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

See Section 1.01 of the Base Indenture.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in Section 1.01 of the Base Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(i)

the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the applicable series of Notes and under the Indenture;

(ii)

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(iii)

after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the applicable series of Notes equally and ratably with (or prior to) any indebtedness secured thereby. (See Section 8.01 of the Base Indenture)

Defeasance

Full Defeasance

If there is a change in U.S. federal income tax law or an Internal Revenue Service ruling, as described below, we can legally release ourselves from any payment or other obligations on the applicable series of Notes (this is called “full defeasance”) if, among other things:

•

we deposit in trust for the benefit of all direct holders of the applicable series of Notes cash, or a combination of cash and U.S. government notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the applicable series of Notes as such payments become due;

•

there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing the beneficial owners of the applicable series of Notes to be taxed on the applicable series of Notes any differently than if we did not make the deposit and simply repaid the applicable series of Notes; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we accomplish full defeasance, you would have to rely solely on the trust deposit for all payments on the applicable series of Notes. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the applicable series of Notes. In order to achieve covenant defeasance, we must:

•

deposit in trust for the benefit of all direct holders of the applicable series of Notes cash, or a combination of money and U.S. government notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the applicable series of Notes as such payments become due; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the beneficial owners of the applicable series of Notes to be taxed on such Notes any differently than if we did not make the deposit and simply repaid the applicable series of Notes.

If we accomplish covenant defeasance, the following provisions of the Indenture and the Notes would no longer apply to the applicable series of Notes:

•	our obligations regarding the conduct of our business described above under “—Covenants,” and any other covenants applicable to the applicable series of Notes described in this prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “—Covenants—Mergers and Similar Events”; and

•

the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “—Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the applicable series of Notes in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred

(such as our bankruptcy) and the applicable series of Notes become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (See Sections 13.03 and 13.04 of the Base Indenture)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” means any of the following with respect to the applicable series of Notes:

•	we do not pay interest on a Note of such series within 30 days of its due date;

•	we do not pay the principal or any premium on a Note of such series on its due date;

•

we remain in breach of a restrictive covenant or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the Notes of such series;

•

we default under any other indebtedness having an aggregate principal amount outstanding of $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for ten days after we receive a notice of default under the Notes of such series as described in the previous bullet point; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

See Section 5.01 of the Base Indenture.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in outstanding aggregate principal amount of the applicable series of Notes may declare the entire principal amount of all the Notes of such series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding Notes of such series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of a majority in aggregate outstanding principal amount of the applicable series of Notes. (See Section 5.02 of the Base Indenture)

Except in cases of an event of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (an “indemnity”). (See Section 6.03 of the Base Indenture) If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding Notes of a particular series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the Indenture applicable to the Notes of such series. (See Section 5.12 of the Base Indenture)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the applicable series of Notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of 25% in aggregate principal amount of all the outstanding Notes of such series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the holders of a majority in aggregate principal amount of all the outstanding Notes of such series must not have given the trustee any direction inconsistent with that request; and

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (See Section 5.07 of the Base Indenture)

You are, however, entitled at any time to bring a lawsuit for the payment of amounts due on your Notes of such series on or after the relevant due date. (See Section 5.08 of the Base Indenture)

The trustee, within 90 days after the occurrence of a default (meaning the events specified above without grace periods) with respect to the applicable series of Notes, will give to the holders of Notes of such series notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any such Note, or in the deposit of any sinking fund payment with respect to any such Notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes of such series. (See Section 6.02 of the Base Indenture)

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the applicable series of Notes, or specifying the nature of any default. We will also notify the trustee if we become aware of the occurrence of any default and the steps to cure such default. (See Section 10.04 of the Base Indenture).

Book-Entry System; Delivery and Form; Global Note

The Notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream. Clearstream Banking, société anonyme (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear Bank SA/NV (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by us in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Notes are to be transferred from the account of a Direct Participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, Direct Participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the Direct Participant, a cross-market transaction will settle no differently than a trade between two Direct Participants.

When a Clearstream or Euroclear Participant wishes to transfer Notes to a Direct Participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Regarding the Trustee

The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (See Section 6.01 of the Base Indenture)

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (See Sections 6.08 and 6.10 of the Base Indenture).

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by a Covered Plan with respect to which any of the issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the Notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption in consultation with their legal advisers to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA or Section 4975(g)(2) of the Code), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) may not be subject to the fiduciary responsibility or prohibited transaction requirements of Title I of ERISA or Section 4975 of the Code, but they may nevertheless be subject to similar prohibitions under other applicable Similar Laws. Any person considering an investment in the Notes with the assets of any Plan should consult with its counsel to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, and exemptive relief under any applicable Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investment by, or that such an investment is appropriate for, Plans generally or any particular Plan. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser that is a Plan or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisers as to whether an investment in the Notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that are:

•

purchased by those initial investors who purchase such Notes in this offering at their “issue price,” which will equal the first price at which a substantial amount of the applicable series of Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to investors subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	brokers or dealers in securities or foreign currencies;

•	persons holding Notes as part of a straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the Notes;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (or investors therein).

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

Under certain circumstances, the Company may be required to make payments on a Note that would increase the yield of the Note, for instance, as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event.” The Company intends to take the position that the possibility that it may be required to make these payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury regulations. The Company’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. In addition, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which is treated as described under “—Payments of Interest” above. Gain or loss recognized on the sale, exchange or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the Note has been held by the U.S. Holder for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes, except with respect to a U.S. Holder that establishes that it is an exempt recipient. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to timely provide its correct taxpayer identification number to the applicable withholding agent and to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note, or a former citizen or former resident of the United States. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of Notes.

Payments on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” payments of principal, interest and premium (if any) on the Notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•	such Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	such Non-U.S. Holder certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, under penalties of perjury, that it is not a United States person; and

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States as described below.

If a Non-U.S. Holder cannot satisfy one of the first three requirements described above, and interest on the Notes is not exempt from withholding because such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States as described below, payments of interest on the Notes will be subject to withholding tax at a rate of 30%, or a lower rate specified by an applicable treaty.

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale, exchange or other taxable disposition of a Note, unless the gain is effectively connected with its conduct of a trade or business in the United States as described below, although any amounts attributable to accrued but unpaid interest will be treated as described above under “—Payments on the Notes.”

Effectively Connected Income

If interest or gain on a Note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain in the same manner as a U.S. Holder. See “Tax Consequences to U.S. Holders” above. In this case, the Non-U.S. Holder will be exempt from the withholding tax on interest discussed above, although it will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders conducting trades or business in the United States should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including with respect to corporate Non-U.S. Holders the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the Notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).

Although existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition (including a retirement or redemption) of the Notes, under proposed regulations (the preamble to which specifies that taxpayers may rely on them pending finalization), no such withholding on gross proceeds would apply. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the 2022 Notes, the 2025 Notes, the 2027 Notes and the 2030 Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2025 Notes	Principal Amount of 2027 Notes	Principal Amount of 2030 Notes
Barclays Capital Inc.	$125,000,000	$93,750,000	$62,500,000	$93,750,000
BofA Securities, Inc.	125,000,000	93,750,000	62,500,000	93,750,000
J.P. Morgan Securities LLC	125,000,000	93,750,000	62,500,000	93,750,000
Morgan Stanley & Co. LLC	125,000,000	93,750,000	62,500,000	93,750,000
HSBC Securities (USA) Inc.	70,000,000	52,500,000	35,000,000	52,500,000
ING Financial Markets LLC	70,000,000	52,500,000	35,000,000	52,500,000
U.S. Bancorp Investments, Inc.	70,000,000	52,500,000	35,000,000	52,500,000
Wells Fargo Securities, LLC	70,000,000	52,500,000	35,000,000	52,500,000
Citigroup Global Markets Inc.	30,000,000	22,500,000	15,000,000	22,500,000
Credit Suisse Securities (USA) LLC	30,000,000	22,500,000	15,000,000	22,500,000
Goldman Sachs & Co. LLC	30,000,000	22,500,000	15,000,000	22,500,000
PNC Capital Markets LLC	30,000,000	22,500,000	15,000,000	22,500,000
SunTrust Robinson Humphrey, Inc.	30,000,000	22,500,000	15,000,000	22,500,000
TD Securities (USA) LLC	30,000,000	22,500,000	15,000,000	22,500,000
BNP Paribas Securities Corp.	10,000,000	7,500,000	5,000,000	7,500,000
BNY Mellon Capital Markets, LLC	10,000,000	7,500,000	5,000,000	7,500,000
Santander Investment Securities Inc.	10,000,000	7,500,000	5,000,000	7,500,000
UniCredit Capital Markets LLC	10,000,000	7,500,000	5,000,000	7,500,000

Total	$1,000,000,000	$750,000,000	$500,000,000	$750,000,000

The underwriting agreement provides that the underwriters will purchase all of the Notes being sold pursuant to the underwriting agreement if any of them are purchased.

Commissions and Discounts

We have been advised that the underwriters initially propose to offer the applicable series of Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of Notes and in total).

	Paid by us	Total
Per 2022 Note	0.250%	$2,500,000
Per 2025 Note	0.600%	$4,500,000
Per 2027 Note	0.625%	$3,125,000
Per 2030 Note	0.650%	$4,875,000

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be approximately $5.2 million.

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

New Issue of Notes

Each series of Notes is a new issue of securities, and there is currently no established trading market for such Notes. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. The underwriters may close out any short positions by purchasing Notes in the open market. A short position is more likely to be created if underwriters expect that there may be downward pressure on the price of the Notes in the open market while the offering is in progress. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. Specifically, affiliates of certain of the underwriters are lenders under our Global Credit Facility and, accordingly, will receive a portion of the net proceeds of this offering. See “Use of Proceeds” and “—Conflicts of Interest.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of VF and/or persons and entities with relationships with VF. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Conflicts of Interest

Affiliates of certain underwriters may receive at least 5% of the net offering proceeds in connection with the repayment of borrowings under our Global Credit Facility. See “Use of Proceeds.” Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling Restrictions

Canada

Each series of Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to European Economic Area and United Kingdom Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

Each person located in a member state of the EEA or in the UK to whom any offer of Notes is made, or who receives any communication in respect of any offer of Notes, or who initially acquires any Notes, will be deemed to have represented and warranted to and with each underwriter and VF that such person is not a retail investor.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Each underwriter has:

•

only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply; and

•	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other exchange or regulated trading facility in Switzerland. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Notes or this offering do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other exchange or regulated trading facility in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the Notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Notes or this offering do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the Notes offered hereby and certain matters relating thereto will be passed upon on behalf of V.F. Corporation by Laura C. Meagher, Executive Vice President, General Counsel and Secretary of V.F. Corporation and by Davis Polk & Wardwell LLP, New York, New York, special counsel to the Company, and certain legal matters with respect to the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Davis Polk & Wardwell LLP will rely on the opinion of Laura C. Meagher as to matters of Pennsylvania law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended March 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

V.F. Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer, from time to time, in one or more offerings, common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities, including price, will be provided in supplements to this prospectus. You should read this prospectus and any applicable supplement carefully before you invest.

We may sell the securities through underwriters or dealers, directly to other purchasers or through agents. The accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

Our common stock is listed on the New York Stock Exchange under the symbol “VFC”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2018

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

V.F. CORPORATION

V.F. Corporation, organized in 1899, is a global leader in the design, production, procurement, marketing and distribution of branded lifestyle apparel, footwear and related products. Unless the context indicates otherwise, the terms “VF,” the “Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries.

VF’s diverse portfolio of more than 30 brands meets consumer needs across a broad spectrum of activities and lifestyles. Our ability to connect with consumers, as diverse as our brand portfolio, creates a unique platform for sustainable, long-term growth. Our long-term growth strategy is focused on four drivers:

•	Reshape our portfolio. Investing in our brands to realize their full potential, while ensuring the composition of our portfolio positions, us to win in evolving market conditions;

•

Transform our model. Becoming consumer- and retail-centric to meet and exceed consumers’ needs across all channels and to operate our business differently—from the design studio to the factory floor to the point of sale—by thinking and acting more like a vertical retailer;

•

Elevate direct-to-consumer. Investing in our direct-to-consumer business to make it the pinnacle expression of our brands, and prioritizing serving consumers through e-commerce and digitally enabled transactions; and

•	Distort Asia. Accelerating our actions in Asia, especially China, to unlock growth opportunities for our brands in this fast-growing region.

VF is diversified across brands, product categories, channels of distribution, geographies and consumer demographics. We own a broad portfolio of brands in the outerwear, footwear, denim, backpack, luggage, accessory, and apparel categories. Our largest brands are Vans®, The North Face®, Timberland®, Wrangler® and Lee®. In connection with our acquisition of 100% of the outstanding shares of Williamson-Dickie Mfg. Co. on October 2, 2017, we acquired a portfolio of brands, including Dickies®, Workrite®, Kodiak®, Terra® and Walls®.

Our products are marketed to consumers shopping in specialty stores, department stores, national chains, mass merchants and our own direct-to-consumer operations, which includes VF-operated stores, concession retail stores and e-commerce sites. Revenues from the direct-to-consumer business represented 32% of VF’s total 2017 revenues. In addition to selling directly into international markets, many of our brands sell products through licensees, agents, distributors and independently-operated partnership stores. In 2017, VF derived approximately 65% of its revenues from the Americas region, 24% from the Europe region and 11% from the Asia Pacific region.

To provide diversified products across multiple channels of distribution in different geographic areas, we balance our own manufacturing capabilities with sourcing of finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products that match consumer demand.

For both management and internal financial reporting purposes, VF is organized by groupings of businesses called “coalitions.” The three coalitions are Outdoor & Action Sports, Jeanswear, and Imagewear, and represent our reportable segments for financial reporting purposes. Coalition management has the responsibility to build and operate their brands, with certain financial, administrative and systems support and disciplines provided by central functions within VF.

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at http://www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on February 28, 2018, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed after such Annual Report. The risk factors we have described are not the only ones we face. Our operations could also be impaired by additional risks and uncertainties. If any of these risks and uncertainties develops into actual events, our business, financial condition and results of operations could be materially and adversely affected. Additional risks may be included in a prospectus supplement relating to a particular series or offering of securities.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 30, 2017 and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.

Copies of the reports listed above may also be obtained free of charge upon written or oral request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420, (336) 424-6000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, VF may make oral or written statements, including statements in this prospectus that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting VF and, therefore, involve a number of risks and uncertainties. Forward-looking statements are not guarantees, and actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in the prospectus include, but are not limited to, foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, VF will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of VF at the time and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Years(1)
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	7.2x	6.9x	8.6x	8.8x	8.3x

(1)

For purposes of this ratio, earnings are based on income from continuing operations before income taxes, adjusted for (income) loss attributable to noncontrolling interests, amortization of capitalized interest, fixed charges and income from equity method investments. Fixed charges consist of interest and debt expense, including amortization of debt discount and expenses, capitalized interest and one-third of rent expense (excluding contingent rent expense), which represents a reasonable approximation of the interest factor of such rent expense.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our articles of incorporation, which were restated as of October 21, 2013 (the “Articles of Incorporation”), our amended and restated by-laws, which were amended as of February 27, 2013 (the “By-laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference in the registration statement of which this prospectus is a part and were filed with the SEC as exhibits to our Current Report on Form 8-K dated October 21, 2013, in the case of the Articles of Incorporation, and our Annual Report on Form 10-K for the year ended December 29, 2012 filed on February 27, 2013, in the case of the By-laws. You should read the Articles of Incorporation and By-laws for the provisions that are important to you.

Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Articles of Incorporation authorize us to issue 1,200,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of January 27, 2018, there were 396,690,429 shares of common stock issued and outstanding, which were held of record by 3,435 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of any future offering pursuant to this prospectus will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., P.O. Box 43126, Providence, Rhode Island 02940.

Preferred Stock

Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issuance thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of February 28, 2018, there were no shares of preferred stock outstanding.

Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law

Advance Notice of Proposals and Nominations

Notices of shareholder proposals and nominations for election of directors at the Company’s annual meeting of shareholders may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the Secretary of the Company not less than 120 days before the anniversary of the date the Company mailed its proxy materials for the prior year’s annual meeting of shareholders.

Supermajority Voting Provisions

Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes that all shareholders would be entitled to cast at any election of directors. Our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.

Certain Anti-Takeover Effects of Pennsylvania Law

We are subject to Subchapter F of Chapter 25 of the BCL. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F prohibits such a corporation from engaging in a “business combination” (as defined in the BCL) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”); (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors of such corporation, and no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction, shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) in the transaction and the other conditions of Subchapter F are met; (iii) holders of all outstanding shares of common stock of the corporation approve the transaction; (iv) no earlier than five years after the Share Acquisition Date, a majority of the holders of the remaining shares entitled to vote in an election of directors approve the transaction; or (v) no earlier than five years after the Share Acquisition Date, a majority of all holders of the shares of the corporation approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) and the other conditions of Subchapter F are met.

Under certain circumstances, Subchapter F of the BCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation by imposing additional time delays and higher voting requirements with respect to such transactions. The provisions of Subchapter F should encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of our voting shares, obtained the approval of our board for such acquisition or for the proposed business combination transaction.

Subchapter F of the BCL will not prevent a hostile takeover of VF. It may, however, make more difficult or discourage a takeover of VF or the acquisition of control of VF by a significant shareholder and thus the removal of incumbent management. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

We are also subject to Section 2538 of Subchapter D of Chapter 25 of the BCL and Subchapter E of Chapter 25 of the BCL. Section 2538 requires the approval of a majority of the disinterested shareholders with respect to certain transactions between an “interested shareholder” (as defined in Section 2538) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the BCL requires a “controlling person,” defined generally as a person who acquires 20% or more of the voting shares of a publicly traded corporation, to offer to purchase the shares of all other shareholders at “fair value” (determined as provided in Subchapter E). Fair value for this purpose is defined as a value not less than the highest price paid per share by the controlling person during the 90-day period ending on and including the date the controlling person acquired 20% or more of the voting shares of the corporation, plus any control premium that is not already reflected in such price.

Subchapter G of Chapter 25 of the BCL also contains certain provisions applicable to a publicly traded corporation pursuant to which, under certain circumstances, “control shares” (as defined in the BCL) lose voting rights until restored by a vote of a majority of disinterested shares and a majority of the outstanding shares. The corporation may redeem the control shares if the acquiring person does not request restoration of voting rights. Subchapter H of Chapter 25 of the BCL requires the disgorgement of profits realized from the disposition of certain stock occurring 18 months after a person or group becomes a “controlling person” or group (as defined in the BCL). Subchapter I of Chapter 25 of the BCL mandates severance compensation for eligible employees whose employment is terminated within a certain period following a restoration of voting rights to control shares under Subchapter G of Chapter 25. We have opted out of the provisions contained in Subchapters G, H and I of Chapter 25 of the BCL.

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an Indenture (the “Indenture”) which we entered into with The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), on October 15, 2007 and will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized herein certain terms and provisions of the Indenture. The summary is not complete. The Indenture is incorporated by reference to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the state of New York. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on the debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency of payment of principal of and premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities; and

•	any other terms of the debt securities. (Section 3.01)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $1,000 and any multiple thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Debt securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the Indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 1.01)

Modification of the Indenture

There are three types of changes that can be made to the Indenture and the debt securities:

•	Changes requiring your approval. First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 9.02)

•

Changes requiring a majority vote. The second type of change to the Indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•

Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 9.01)

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Covenants

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the debt securities (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the debt securities then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the Indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the debt securities and under the Indenture;

(b) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the debt securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (this is called “full defeasance”) if:

•

we deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•

deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•

the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the Indenture with respect to the debt securities of any series, here are some examples of what we mean:

•	failure to pay principal of (or premium, if any) on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•

failure to perform any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the debt securities outstanding and affected thereby;

•

acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of such series. (Section 5.01)

If an Event of Default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind or annul such declaration and its consequences. (Section 5.02)

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon the occurrence of any Event of Default and the continuation thereof.

The trustee, within 30 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. (Section 6.02)

We will be required to furnish to the trustee annually within 120 days after the end of each fiscal year a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.04)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (Sections 5.12 and 5.13)

In case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Certain Pennsylvania Taxes

The debt securities held by or for certain persons and entities, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $1,000 principal amount of the debt securities held by such persons and entities that are not exempt from the tax. The Pennsylvania Corporate Loans Tax will be withheld by us from interest paid to such persons and entities.

Persons and entities resident in Pennsylvania holding debt securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities, securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts, if any, will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustee, the warrant agents, the unit agents or any other agent of ours, the trustee, the warrant agents, the unit agents or any agent of an agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to VF from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•

entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, VF in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by our general counsel, Laura C. Meagher, Esq.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2017, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Williamson-Dickie business the registrant acquired during 2017) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$3,000,000,000

V. F. Corporation

$1,000,000,000 2.050% Senior Notes due 2022

$750,000,000 2.400% Senior Notes due 2025

$500,000,000 2.800% Senior Notes due 2027

$750,000,000 2.950% Senior Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Securities	J.P. Morgan	Morgan Stanley

HSBC	ING	US Bancorp	Wells Fargo Securities

Senior Co-Managers

Citigroup	Credit Suisse	Goldman Sachs & Co. LLC

PNC Capital Markets LLC	SunTrust Robinson Humphrey	TD Securities

Co-Managers

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Santander	UniCredit Capital Markets

April 21, 2020